Exhibit 99

                                                  CONTACT:  J a m e s
                                                  M.Roolf
          FOR IMMEDIATE RELEASE                             (630) 875-7452
                                                  TRADED:   NASDAQ/NMS
                                                  SYMBOL:   FMBI


                           FIRST MIDWEST BANCORP COMPLETES
                          ACQUISITION OF MCHENRY STATE BANK


          ITASCA, IL., OCTOBER 2, 1997 -- FIRST MIDWEST BANCORP, INC.(NASDAQ: FMBI) today announced that it has completed the previously reported acquisition of SparBank, Incorporated, the holding company of the $450 million McHenry State Bank ("MSB") located in McHenry, Illinois.

          This acquisition is strategically important as it significantly strengthens First Midwest's presence in its primary focus market of suburban Chicago, one of the fastest growing and least consolidated banking markets in the country. More precisely, the acquisition of McHenry County's largest bank increases First Midwest's suburban Chicago presence by some 20% to $2.8 billion in assets and 38 offices. MSB is a superior performer historically earning in the range of 1.30% to 1.50% of average earning assets.

          Structured as an exchange of stock and accounted for as a pooling-of-interests, the acquisition is expected to be neutral to First Midwest's 1997 earnings and 2-3% accretive to its 1998 earnings. MSB will be merged into First Midwest Bank during late first quarter 1998 with projected cost savings and income enhancements being realized over the balance of the year. A pre-tax charge in the range of $6.5-$7.0 million will be taken in fourth quarter 1997 and communicated when fourth quarter earnings are released in mid-January 1998.

          At $3.7 billion, First Midwest Bancorp is Illinois' third largest publicly traded bank holding company and is engaged in commercial banking, trust, investment management, mortgage services primarily in northern Illinois and eastern Iowa.
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